Exhibit 10(b)

2004 Annual Incentive Award Measures

The Compensation Committee set corporate performance measures as well as additional measures for particular business units under the Lincoln National Corporation Incentive Compensation Plan, as amended and restated on March 8, 2001. The 2004 corporate performance measures are:

•  growth in our income from operations per share,
•  return on equity,
•  sales growth relative to industry-based indices and
•  success in attracting and retaining a diverse and talented employee group and in management development and succession planning.

In addition to the corporate measures, the 2004 performance measures for the CEO of the Investment Management segment include the investment performance of assets managed by the segment, and the 2004 performance measures for the CEO of Lincoln Financial Advisors (“LFA”) business unit include LFA income from operations and LFA sales growth relative to industry-based indices.

As used above, income from operations is defined as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding, as applicable, the after-tax effects of realized gain or losses on investments and derivatives, restructuring charges, gains (losses) related to reinsurance embedded derivatives/trading account assets, cumulative effect of accounting changes, reserve changes on business sold through reinsurance net of related deferred gain amortization, gains (losses) on the sale of subsidiaries and blocks of business and loss on early retirement of debt, including subordinated debt. This is the measure that the Compensation Committee uses to evaluate the performance of our businesses. Return on equity as used above is calculated based on income from operations.